Exhibit 10.1
AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of February 3, 2012, is by and between POWERVERDE, INC., a Delaware corporation (“PowerVerde”), and NEWTON INVESTMENTS BV, a Dutch corporation based in Leeuwarden, Netherlands (“Newton”). The foregoing parties are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, a dispute has arisen regarding certain costs and expenses owed by and between the Parties as of the date hereof (the “Disputed Amount”); and

WHEREAS, in order to resolve all outstanding disputes the Parties have with respect to the Disputed Amount, the Parties desire to enter into an agreement pursuant to which PowerVerde will (i) sell in a private placement 500,000 unregistered shares of PowerVerde’s common stock to certain European accredited investors at $1.00 per share pursuant to that certain Subscription Agreement, substantially in the form of Exhibit A attached hereto (the “Subscription Agreement”); and (ii) issue to each of H.J. Romeijn and P.C. van der Hoop a three-year warrant to purchase 250,000 shares of PowerVerde’s common stock at an exercise price of $1.00 per share, substantially in the form of Exhibit B attached hereto (collectively, the “Warrants”), and in exchange therefor, the Parties will enter into a satisfaction and mutual release of all obligations and liabilities with respect to the Disputed Amount, all upon the terms and conditions more fully set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.      Covenants of PowerVerde. As of the date hereof, (i) each of the Parties has executed and delivered to the other Party the fully executed Subscription Agreements for each of the European accredited investors; and (ii) PowerVerde has executed and delivered to Newton the Warrants for each of H.J. Romeijn and P.C. van der Hoop.

2.      Satisfaction and Mutual Release.

(a)  Satisfaction of Disputed Amount. Each of the Parties does hereby (i) acknowledge full and complete satisfaction of the Disputed Amount; and (ii) terminate the Disputed Amount and all right, title, interest, claim or demand it may have by, through or under the Disputed Amount and any and all documents or other instruments to the extent related thereto.

(b)  Mutual Release. Each of the Parties, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, on its own behalf, and on behalf of its respective subsidiaries, officers, directors, managers, employees, agents, representatives, attorneys, executors, personal representatives and Affiliates (as applicable) (such parties are hereby collectively referred in such case as the “Releasing Party”), irrevocably and unconditionally releases, waives, acquits, and forever discharges the other Party, and its respective subsidiaries, officers, directors, managers, employees, agents, representatives, attorneys, executors, personal representatives and Affiliates (as applicable) (such parties are hereby collectively referred in such case as the “Released Party”), of and from any and all manner of actions, suits, claims of any kind or nature whatsoever, known or unknown, in law or equity, by reason of any matter, which the Releasing Parties, had, may have had, now have or can, shall or may have against the Released Parties (or any one of them), for, upon or by reason of any matter, cause, or thing whatsoever, arising out of or in connection with any and all payment or other obligations or liabilities with respect to the Disputed Amount.  Each of the Releasing Parties covenants and agrees that, to the maximum extent permitted by applicable law, it will not sue or file or institute or maintain any lawsuit, grievance or arbitration against any of the Released Parties with respect to any of the claims, matters and issues covered by this release.  Further, in any legally authorized action, each of the Releasing Parties waives the right to any form of recovery, compensation or other remedy or relief of any kind.  In the event that any of the Releasing Parties violates any part of this release, the Released Parties shall be entitled to recover damages from such Releasing Parties, including, but not limited to, attorneys’ fees and the costs of defending such a suit or claim.  Notwithstanding anything herein to the contrary, this release does not apply to: (i) any default or breach of any warranty, representation or covenant by any Released Party under the License Agreement, dated as of September 29, 2011, between PowerVerde and Newton (the “License Agreement”), the Subscription Agreements or Warrants or any action to enforce the License Agreement, Subscription Agreements or Warrants; (ii) shares of common stock of PowerVerde owned by any Releasing Party or other party; (iii) fraud, intentional misrepresentation or criminal acts by any Released Party; or (iv) misappropriation of funds by any Released Party.

Each of the Parties represents that it has not previously sold, transferred, conveyed, exchanged, or otherwise disposed of any claims it may have against any of the Parties released hereby.

3.      General Provisions.

(a)  Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein.  Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three days after deposit in the U.S. mail.  Notice shall be sent: (i) if to PowerVerde, addressed to PowerVerde, Inc., 420 S. Dixie Highway, Suite 4B, Coral Gables, Florida 33146, Attention: Richard H. Davis, Chief Executive Officer, and (ii) if to Newton, addressed to Newton Investments BV, Nieuwestad 105B, 8911 CM Leeuwarden, Netherlands, Attention: P.C. van der Hoop, or to such other address as either Party may from time to time give notice of to the other.

(b)  Benefit and Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(c)  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(d)  Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

(e)  Effect and Construction of this Agreement.  This Agreement embodies the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings, whether written or oral, relating to matters provided for herein.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual agreement, and this Agreement shall not be deemed to have been prepared by any single Party.

(f)  Headings.  The headings of the sections and subsections of this Agreement are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Agreement or the intent of any section or subsection.

(g)  Counterparts.  This Agreement may be executed in one or more counterparts and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(h)  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, which shall govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance and enforcement.

(i)  Entire Agreement.  This Agreement, along with the any exhibits and schedules  and all other agreements, instruments or documents to be delivered in connection with this Agreement, constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, between the Parties with respect to the subject matter hereof.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

POWERVERDE, INC.

By:	/s/ Richard H. Davis
Richard H. Davis
Chief Executive Officer

NEWTON INVESTMENTS BV

By:	/s/ P.C. Van der Hoop
P.C. Van der Hoop
Duly Authorized Representative